Exhibit 99.1

Juniata Valley Financial Corp. Announces Results for the Quarter Ended September 30, 2025

Mifflintown, PA, October 22, 2025 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”), announced net income for the three months ended September 30, 2025 of $2.1 million, an increase of 25.6% compared to net income of $1.6 million for the three months ended September 30, 2024. Earnings per share, basic and diluted, increased 24.2%, to $0.41, during the three months ended September 30, 2025, compared to $0.33 during the three months ended September 30, 2024. Net income was $6.0 million for the nine months ended September 30, 2025, an increase of 26.1% compared to net income of $4.7 million for the nine months ended September 30, 2024. Earnings per share, basic and diluted, increased 25.3%, to $1.19, during the nine months ended September 30, 2025, compared to $0.95 during the nine months ended September 30, 2024.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “We are excited to announce third quarter net income of $2.1 million. Our growth in earnings was primarily due to the continued improvement in our net interest margin, which increased 31 basis points over last year’s quarter, achieved through disciplined loan and deposit pricing. Focused customer acquisition efforts have resulted in strong growth in loan outstandings and increases in core deposits to support that growth. Credit quality remains strong with nonperforming loans totaling 0.1% of the total loan portfolio and delinquent and nonperforming loans comprising 0.2% of the portfolio. We anticipate healthy loan activity throughout the remainder of 2025 and into next year.”

Financial Results Year-to-Date

Annualized return on average assets for the nine months ended September 30, 2025 was 0.92%, an increase of 26.0% compared to the annualized return on average assets of 0.73% for the nine months ended September 30, 2024. Annualized return on average equity for the nine months ended September 30, 2025 was 15.65%, an increase of 6.5% compared to the annualized return on average equity of 14.70% for the nine months ended September 30, 2024.

Net interest income was $18.6 million during the nine months ended September 30, 2025 compared to $17.1 million during the comparable 2024 period. Average earning assets decreased $3.8 million, or 0.4%, to $852.4 million, during the nine months ended September 30, 2025 compared to the same period in 2024, due primarily to a decrease of $18.6 million, or 5.9%, in average investment securities as principal paydowns on the mortgage-backed securities portfolio were used for funding needs rather than being reinvested into the securities portfolio. This decline was partially offset by a $15.7 million, or 2.9%, increase in average loans comparing the nine month periods. Average interest bearing liabilities decreased by $7.6 million, or 1.2%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. This decrease was primarily due to a decline of $22.4 million, or 30.7%, in average borrowings and other interest bearing liabilities, which was partially offset by an increase in average time deposits of $15.1 million, or 7.4%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024.

The yield on earning assets increased 17 basis points, to 4.50%, for the nine months ended September 30, 2025 compared to same period in 2024 driven by an increase in loan yields of 16 basis points, while the cost to fund interest earning assets with interest bearing liabilities decreased eight basis points, to 2.23%. The net interest margin, on a fully tax equivalent basis, increased from 2.70% for the nine months ended September 30, 2024 to 2.94% for the nine months ended September 30, 2025.

Juniata recorded a provision for credit losses of $669,000 in the nine months ended September 30, 2025 compared to a provision for credit losses of $471,000 in the nine months ended September 30, 2024. The increase in the provision for credit losses between nine month periods was primarily the result of 8.2% loan growth as of September 30, 2025 compared to December 31, 2024, in contrast to 2.4% loan growth during the same period in 2024.

Non-interest income was $4.3 million for the nine months ended September 30, 2025 compared to $4.2 million for the nine months ended September 30, 2024. Most significantly impacting the comparative nine month periods was an increase of $100,000 in customer service fees in the 2025 period, which was partially offset by a decrease of $79,000 in commissions from sales of non-deposit products in the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024 due to the transition to a new wealth management business model in 2025.

Non-interest expense was $15.2 million for the nine months ended September 30, 2025 compared to $15.4 million for the nine months ended September 30, 2024, a decrease of 1.1%. Most significantly impacting non-interest expense in the comparative nine month periods was a decrease in employee benefits expenses of $209,000 due to a decline in medical claims expenses for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. Also contributing to the decrease in non-interest expense between the comparative nine month periods were decreases of $121,000 in professional fees and $55,000 in FDIC insurance premiums. These decreases were partially offset by increases of $94,000 in equipment expense and $164,000 in the provision for unfunded loan commitments, which is included in other non-interest expense, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024.

An income tax provision of $1.1 million was recorded for the nine months ended September 30, 2025 compared to an income tax provision of $767,000 recorded for the nine months ended September 30, 2024, primarily due to the increase in taxable income in the 2025 period.

Financial Results for the Quarter

Annualized return on average assets for the three months ended September 30, 2025 was 0.94%, an increase of 23.7%, compared to 0.76% for the three months ended September 30, 2024. Annualized return on average equity for the three months ended September 30, 2025 was 15.47%, an increase of 5.1%, compared to 14.72% for the three months ended September 30, 2024.

Net interest income was $6.6 million for the three months ended September 30, 2025 compared to $5.8 million for the three months ended September 30, 2024. Average interest earning assets increased 1.4%, to $864.6 million, for the three months ended September 30, 2025 compared to the same period in 2024, due to an increase of $31.0 million, or 5.7%, in average loans, which was partially offset by a $19.1 million, or 6.2%, decrease in average investment securities. Average interest bearing liabilities increased by $4.4 million, or 0.7%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. This increase was primarily due to an increase of $19.7 million, or 3.6%, in average interest bearing deposits, which was partially offset by a decrease of $15.3 million, or 23.4%, in average borrowings and other interest bearing liabilities for the three months ended September 30, 2025 compared to the three months ended September 30, 2024.

The yield on earning assets increased 18 basis points, to 4.59%, for the three months ended September 30, 2025 compared to same period in 2024, driven by an increase in loan yields of 12 basis points, while the cost to fund interest earning assets with interest bearing liabilities decreased 16 basis points, to 2.22%. The net interest margin, on a fully tax equivalent basis, increased from 2.73% for the three months ended September 30, 2024 to 3.04% for the three months ended September 30, 2025.

Juniata recorded a provision for credit losses of $216,000 for the three months ended September 30, 2025 compared to a provision for credit losses of $232,000 for the three months ended September 30, 2024.

Non-interest income was $1.5 million for the three months ended September 30, 2025 compared to $1.4 million for the three months ended September 30, 2024. Most significantly impacting the comparative three month periods was an increase of $99,000 in fees derived from loan activity primarily due to increases in title insurance commissions, as well as increases in letter of credit and guidance line fees. These increases were partially offset by a decrease of $38,000 in commissions from sales of non-deposit products in the three months ended September 30, 2025 compared to the three months ended September 30, 2024.

Non-interest expense was $5.4 million for the three months ended September 30, 2025 compared to $5.1 million for the three months ended September 30, 2024. Most significantly impacting non-interest expense in the comparative three month periods was an increase of $328,000 in employee compensation expense. Also contributing to the increase in non-interest expense between the comparative three month periods was an increase of $161,000 in other non-interest expense primarily due to an increase of $80,000 in expenses associated with the changes to the wealth management department, as well as an increase of $39,000 in the provision for unfunded commitments. Partially offsetting these increases was a decrease of $79,000 in employee benefits expense due to a decline in medical claims expense in the three months ended September 30, 2025 compared to the three months ended September 30, 2024.

An income tax provision of $357,000 was recorded for the three months ended September 30, 2025 compared to an income tax provision of $270,000 recorded for the three months ended September 30, 2024, primarily due to greater taxable income in the 2025 period.

Financial Condition

Total assets as of September 30, 2025 were $880.5 million, an increase of $31.6 million, or 3.7%, compared to total assets of $848.9 million at December 31, 2024. Total loans increased by $43.9 million, or 8.2%, as of September 30, 2025 compared to year-end 2024 mainly due to increases in commercial and consumer real estate loans. This increase was partially offset by a $10.2 million, or 4.0%, decrease in debt securities as of September 30, 2025 compared to December 31, 2024, as cash flows were used for funding needs rather than being reinvested into the investment portfolio. Total deposits increased by $27.6 million, or 3.7%, as of September 30, 2025 compared to December 31, 2024 due to increases in both non-interest and interest bearing deposits. Long-term debt decreased by $5.0 million, or 100.0%, as of September 30, 2025 compared to year-end 2024 due to the maturity of the remaining FHLB long-term advance in June 2025. Total capital increased $7.5 million, or 15.9%, as of September 30, 2025 due to an increase in undivided profits and a decline in other comprehensive losses compared to year-end 2024.

Juniata maintained a strong liquidity position as of September 30, 2025, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $214.7 million and $50.6 million in additional borrowing capacity from the Federal Reserve’s Discount Window. In addition, Juniata has internal authorization for brokered deposits of up to $175.0 million. Juniata had no brokered deposits outstanding as of September 30, 2025.

Subsequent Event

On October 21, 2025, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on November 17, 2025, payable on December 1, 2025.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fourteen community offices located in Juniata, Mifflin, Perry, Franklin, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current views of Juniata’s management with respect to, among other things, future events and Juniata’s financial performance. When words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words  or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, many of which, by their nature, are inherently uncertain and beyond the control of Juniata. These statements are not historical facts or guarantees of future performance, events or results and are subject to risks, assumptions and uncertainties that are difficult to predict. If one or more events related to these or other risks or uncertainties materializes, or if underlying assumptions prove to be incorrect, actual results may differ materially from this forward-looking information. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	September 30, 2025	December 31, 2024
ASSETS
Cash and due from banks	$5,585	$5,064
Interest bearing deposits with banks	4,893	5,934
Cash and cash equivalents	10,478	10,998

Equity securities	1,218	1,189
Debt securities available for sale	61,460	64,623
Debt securities held to maturity (fair value $181,592 and $182,773, respectively)	184,557	191,627
Restricted investment in bank stock	2,508	2,530
Total loans	577,722	533,869
Less: Allowance for credit losses	(6,834)	(6,183)
Total loans, net of allowance for credit losses	570,888	527,686
Premises and equipment, net	9,171	9,382
Bank owned life insurance and annuities	15,990	15,214
Investment in low income housing partnerships	591	832
Core deposit and other intangible assets	207	258
Goodwill	9,812	9,812
Mortgage servicing rights	62	69
Deferred tax asset, net	8,547	9,842
Accrued interest receivable and other assets	4,978	4,812
Total assets	$880,467	$848,874
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$207,419	$196,801
Interest bearing	568,159	551,156
Total deposits	775,578	747,957

Short-term borrowings and repurchase agreements	42,744	42,242
Long-term debt	—	5,000
Other interest bearing liabilities	713	830
Accrued interest payable and other liabilities	6,431	5,388
Total liabilities	825,466	801,417
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at September 30, 2025 and December 31, 2024; Outstanding - 5,018,799 shares at September 30, 2025 and 5,003,384 shares at December 31, 2024	5,151	5,151
Surplus	24,781	24,896
Retained earnings	55,793	53,126
Accumulated other comprehensive loss	(28,584)	(33,320)
Cost of common stock in Treasury: 132,480 shares at September 30, 2025; 147,895 shares at December 31, 2024	(2,140)	(2,396)
Total stockholders' equity	55,001	47,457
Total liabilities and stockholders' equity	$880,467	$848,874

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except share and per share data)	September 30,		September 30,
	2025	2024	2025	2024
Interest income:
Loans, including fees	$8,624	$7,979	$24,517	$23,224
Taxable securities	1,325	1,421	4,062	4,341
Tax-exempt securities	30	30	90	89
Other interest income	17	24	54	116
Total interest income	9,996	9,454	28,723	27,770
Interest expense:
Deposits	2,903	2,879	8,595	8,243
Short-term borrowings and repurchase agreements	530	741	1,501	2,151
Long-term debt	—	31	51	237
Other interest bearing liabilities	7	8	21	25
Total interest expense	3,440	3,659	10,168	10,656
Net interest income	6,556	5,795	18,555	17,114
Provision for credit losses	216	232	669	471
Net interest income after provision for credit losses	6,340	5,563	17,886	16,643
Non-interest income:
Customer service fees	474	473	1,400	1,300
Debit card fee income	458	428	1,330	1,302
Earnings on bank-owned life insurance and annuities	71	60	190	174
Trust fees	106	108	349	359
Commissions from sales of non-deposit products	60	98	230	309
Fees derived from loan activity	202	103	475	451
Change in value of equity securities	64	70	76	66
Gain from life insurance proceeds	—	—	20	—
Other non-interest income	82	105	270	259
Total non-interest income	1,517	1,445	4,340	4,220
Non-interest expense:
Employee compensation expense	2,577	2,249	6,650	6,689
Employee benefits	476	555	1,524	1,733
Occupancy	278	320	945	979
Equipment	251	248	711	617
Data processing expense	734	684	2,141	2,162
Professional fees	256	297	709	830
Taxes, other than income	45	60	171	154
FDIC Insurance premiums	126	141	380	435
Amortization of intangible assets	16	22	51	64
Amortization of investment in low-income housing partnerships	80	81	241	242
Other non-interest expense	605	444	1,671	1,453
Total non-interest expense	5,444	5,101	15,194	15,358
Income before income taxes	2,413	1,907	7,032	5,505
Income tax provision	357	270	1,057	767
Net income	$2,056	$1,637	$5,975	$4,738
Earnings per share
Basic	$0.41	$0.33	$1.19	$0.95
Diluted	$0.41	$0.33	$1.19	$0.95

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203